EMPLOYMENT AGREEMENT

This EMPLOYEE EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 20th of December, 2021, by and between Marathon Digital Holdings, Inc., a Nevada corporation headquartered at 1180 N. Town Center Drive, Suite 100, Las Vegas, NV 89144 ("Company") and Ashu Swami, an individual ("Employee"). As used herein, the "Effective Date" of this Agreement shall mean the date Employee actually begins employment with the Company.

W I T N E S S E T H:

WHEREAS, the Employee desires to be employed by the Company as Chief Technology Officer, and the Company wishes to employ the Employee in such capacities.

NOW, THEREFORE, in consideration of the foregoing and their respective covenants and agreements contained in this document, the Company and the Employee hereby agree as follows:

1. Employment and Duties. The Company agrees to employ and the Employee agrees to serve as the Company's Chief Technology Officer. The duties and responsibilities of the Employee shall include the duties and responsibilities as the Company's designated supervisor ("Supervisor") may from time to time assign to the Employee and reasonably commensurate with those duties and responsibilities normally associated with and appropriate for someone in the position of Employee.

The Employee shall devote all of his business time and best efforts to the performance of his duties under this Agreement and shall be subject to, and shall comply with the Company policies, practices and procedures and all codes of ethics or business conduct applicable to his position, as in effect from time to time. Notwithstanding the foregoing, the Employee shall be entitled to serve on civic, charitable, educational, religious, public interest or public service, subject to the advance approval of the Supervisor, which approval shall not be unreasonably withheld; and manage the Employee's personal and family investments, in each case, to the extent such activities do not materially interfere, as determined by the Supervisor in good faith, with the performance of the Employee's duties and responsibilities hereunder.

2. Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of (1) year following the Effective Date and shall be automatically renewed for successive one (1) year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least three (3) months prior to the expiration of the initial term or any renewal term of this Agreement. "Employment Period" shall mean the initial plus renewals, if any.

3. Place of Employment. The Employee's services shall be performed at the Company's offices located at 1180 N. Town Center Drive, Suite 100, Las Vegas, NV 89144, or such other location(s) as mutually agreed upon in writing between the Company and the Employee.

4. Base Salary, Bonus and Equity Compensation. The Company agrees to pay the Employee a base salary ("Base Salary") of $275,000 per annum. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices. You will also be eligible for an annual cash bonus of up to $137,500 per year, at the discretion of the Board of Directors as recommended by its Compensation Committee. You shall be granted 80,000 restricted stock units ("RSUs") which shall vest at the rate of 20,000 RSUs on the first anniversary of your commencement of employment with the Company, and then 5,000 RSUs seach subsequent calendar quarter thereafter until fully vested on the fourth anniversary of your employment with the Company.

5. Intentionally omitted.

6. Severance Compensation.

(a) Upon termination of employment for any reason, the Employee shall be entitled to: (A) all Base Salary earned through the date of termination to be paid according to Section 4; (B) all accrued but unused vacation time;

(C) any Annual Bonuses, pro-rated, to be paid in accordance with Section 4 above; and (D) reimbursement of all reasonable expenses as set forth in Section 8.

(b) Upon termination of employment by Company for any reason other than for cause ("Cause") as defined in Section 11(c), or upon termination of employment by Employee for good reason ("Good Reason") or within one hundred eighty (180) days of the occurrence a Change of Control as defined in Section 11(d)(1), Employee shall be entitled to receipt of all vested and unvested shares contemplated in Section 4 in accord with the vesting schedule detailed therein as if no termination occurred. Employee shall also be entitled to additional separation payments totaling six (6) months of his Base Salary ("Enhanced Separation Benefits") in accordance with the terms of Section 11(d)(3).

(c) Upon termination of Employee's continued benefits (either pursuant to Section 6(a), 6(b) or 6(c) as the case may be), the Employee may continue coverage with respect to the Company's group health plans as permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for himself and each of his "Qualified Beneficiaries" as defined by COBRA ("COBRA Coverage"). The Company shall reimburse the amount of any COBRA premium paid for COBRA Coverage timely elected by and for the Employee and any Qualified Beneficiary of the Employee, and not otherwise reimbursed, during the period that ends on the earliest of (x) the date the Employee or the Qualified Beneficiary, as the case may be, ceases to be eligible for COBRA Coverage, (y) the last day of the consecutive eighteen (18) month period following the date of the Employee's termination of employment and (z) the date the Employee or the Qualified Beneficiary, as the case may be, is covered by another group health plan. To reimburse any COBRA premium payment under this paragraph, the Company must receive documentation of the COBRA premium payment within ninety (90) days of its payment.

7. Clawback Rights. The Annual Bonus, and any and all stock based compensation (such as options and equity awards) (collectively, the "Clawback Benefits") shall be subject to "Clawback Rights" as follows: during the period that the Employee is employed by the Company and upon the termination of the Employee's employment and for a period of three (3) years thereafter, if there is a restatement of any financial results from which any metrics were determined to be achieved which were the basis of the granting and calculation of such Clawback Benefits to the Employee, the Employee agrees to repay any amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company's financial information. All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee to take into account the restated results, and any excess portion of the Clawback Benefits resulting from such restated results shall be immediately surrendered to the Company and if not so surrendered within ninety (90) days of the revised calculation being provided to the Employee by the Compensation Committee following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment. The calculation of the revised Clawback Benefits amount shall be determined by the Compensation Committee in good faith and in accordance with applicable law, rules and regulations. All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Company and the Employee. The Clawback Rights shall terminate following a Change of Control as defined in Section 11(f), subject to applicable law, rules and regulations. For purposes of this Section 7, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean a restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared ("Restatements"). The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank Act") and require recovery of all "incentive-based" compensation, pursuant to the provisions of the Dodd-Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd-Frank Act and such rules and regulations as hereafter may be adopted and in effect.

8. Expenses. The Employee shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by the Employee while employed (in accordance with the policies and procedures established by the Company for its senior Employee officers) in the

performance of his duties and responsibilities under this Agreement; provided, that the Employee shall properly account for such expenses in accordance with Company policies and procedures. Reimbursement of such expenses shall be paid out even after Employee's termination for any reason, so long as the expenses were incurred during Employee's employment with the Company.

9. Other Benefits. During the Employment Period, the Employee shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, "Benefit Plans"), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company's managerial or salaried employees and/or its senior officers.

10. Vacation. During the term of this Agreement, the Employee shall be entitled to accrue, on a pro rata basis, 20 paid time off days per year.

11. Termination of Employment.

(a) Death. If the Employee dies during the Employment Period, this Agreement and the Employee's employment with the Company shall automatically terminate and the Company's obligations to the Employee's estate and to the Employee's Qualified Beneficiaries shall be those set forth in Section 6(a) and 6(c) regarding severance compensation.

(b) Disability. In the event that, during the Employment Period the Employee shall be prevented from performing his essential functions hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and the Employee's employment with the Company shall automatically terminate. The Company's obligation to the Employee under such circumstances shall be those set forth in Section 6(a) and 6(c) regarding severance compensation. For purposes of this Agreement, "Disability" shall mean a physical or mental disability that prevents the performance by the Employee, with or without reasonable accommodation, of his essential functions hereunder for an aggregate of ninety (90) days or longer during any twelve (12) consecutive months. The determination of the Employee's Disability shall be made by an independent physician who is reasonably acceptable to the Company and the Employee (or his representative), be final and binding on the parties hereto and be made taking into account such competent medical evidence as shall be presented to such independent physician by the Employee and/or the Company or by any physician or group of physicians or other competent medical experts employed by the Employee and/or the Company to advise such independent physician.

(c) Cause.

(1) At any time during the Employment Period, the Company may terminate this Agreement and the Employee's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean: (a) the willful and continued failure of the Employee to perform substantially his material duties and responsibilities for the Company (other than any such failure resulting from the Employee's death or Disability) after a written demand by the Supervisor for substantial performance is delivered to the Employee by the Company, which specifically identifies the manner in which the Supervisor believes that the Employee has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Employee within thirty (30) days following his receipt of such written demand; (b) the conviction of, or plea of guilty or *nolo contendere* to, a felony, or (c) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Company. Termination under clauses (b) or (c) of this Section 11(c)(1) shall not be subject to cure.

(2) For purposes of this Section 11(c), no act, or failure to act, on the part of the Employee shall be considered "willful" unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company. Between the time the Employee receives written demand regarding substantial performance, as set forth in subparagraph (1) above, and prior to an actual termination for Cause, the Employee will be entitled to appear (with counsel) before the full Board of Directors to present information regarding his views on the Cause event. Under no circumstances shall Employee be terminated under Section 11(c)(1)(a) before the expiration of the 30 day cure period. After such hearing, termination for Cause must be approved by a majority vote of the full Board of Directors (other than the Employee). For terminations

pursuant to Sections 11(c)(1)(b) and (c), the Board of Directors may suspend the Employee with full pay and benefits until a final determination by the full Board of Directors has been made.

(3) Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Employee or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Employee pursuant to Section 6(a). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d) <u>For Good Reason or a Change of Control or Without Cause</u>.

(1) At any time during the Employment Period and subject to the conditions set forth in Section 11(d)(2) below, the Employee may terminate this Agreement and the Employee's employment with the Company for "Good Reason" or on account of a "Change of Control" (as defined in Section 11(f)). For purposes of this Agreement, "<u>Good Reason</u>" shall mean the occurrence of any of the following events without Employee's consent: (A) the assignment to the Employee of duties that are significantly different from, and/or that result in a substantial diminution of, the duties that he assumed on the Effective Date (including reporting to anyone other than solely and directly to the Supervisor); (B) the assignment to the Employee of a title that is different from and subordinate to the title Chief Technology Officer of the Company, provided, however, for the absence of doubt following a Change of Control, should the Employee be required to serve in a diminished capacity in a division or unit of another entity (including the acquiring entity), such event shall constitute Good Reason regardless of the title of the Employee in such acquiring company, division or unit; (C) material breach by the Company of this Agreement, or (D) a required relocation of the Employee's place of employment (as defined in Section 3) by more than a 50 mile radius.

(2) The Employee shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company within ninety (90) days of the date upon which the facts giving rise to Good Reason occurred of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from the Employee of such written notice. In the event the Employee elects to terminate this Agreement for Good Reason in accordance with Section 11(d)(1), such election must be made within the twenty-four (24) months following the initial existence of one or more of the conditions constituting Good Reason as provided in Section 11(d)(1). In the event the Employee elects to terminate this Agreement for a Change in Control in accordance with Section 11(d)(1), such election must be made within one hundred eighty (180) days of the occurrence of the Change of Control.

(3) In the event that the Employee terminates this Agreement and his employment with the Company for Good Reason or within one hundred eighty (180) days of the occurrence of a Change of Control, or the Company terminates this Agreement and the Employee's employment with the Company without Cause, the Company shall pay or provide to the Employee (or, following his death, to the Employee's heirs, administrators or executors) the Enhanced Separation Benefits set forth in Section 6(b); provided, that the Employee executes an agreement releasing Company and its affiliates from any liability associated with this Agreement (excepting any payment obligations) and such release is irrevocable at the time the separation payment is first payable under this Section 11 and the Employee complies with his other obligations under Sections 12 and 13 of this Agreement. Subject to the terms hereof, one-half (1/2) of the compensation of the Enhanced Separation Benefits payment shall be paid within thirty (30) days of the Employee's termination of employment ("Initial Payment"), provided that the Employee has executed a release (excepting payment obligations) and that if the release execution period begins in one taxable year and ends in another taxable year, the Initial Payment shall not be made until the beginning of the taxable year immediately following termination. The balance of the compensation of the Enhanced Separation Benefits shall be paid in substantially equal installments on the Company's regular payroll dates beginning with the first payroll date coincident with or immediately following the Initial Payment and ending on the payroll date coincident with or immediately following the twelve (12) month anniversary of the Initial Payment. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(4) The Employee shall not be required to mitigate the amount of any payment provided for in this Section 11(d) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 11(d) be reduced by any compensation earned by the Employee as the result of employment by another employer or

business or by profits earned by the Employee from any other source at any time before and after the termination date. The Company's obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against the Employee for any reason.

(e) Without "Good Reason" by the Employee. At any time during the Employment Period, the Employee shall be entitled to terminate this Agreement and the Employee's employment with the Company without Good Reason and other than for a Change of Control by providing prior written notice of at least thirty (30) days to the Company. Upon termination by the Employee of this Agreement and the Employee's employment with the Company without Good Reason and other than for a Change of Control, the Company shall have no further obligations or liability to the Employee or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligations set forth in Sections 6(a). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(f) Change of Control. For purposes of this Agreement, "Change of Control" shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of fifty percent (50%) or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation) for purposes of clarity the Company expects to sell a number of shares and/or convert outstanding senior debt to either preferred or common stock not limited to the period of this contract to raise funds and stabilize its balance sheet and any such sales shall not constitute a change of control for purposes of this section or Agreement, (ii) a sale of all or substantially all of the assets of the Company or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors, and any new director whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the twelve (12) month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors.

(g) Any termination of the Employee's employment by the Company or by the Employee (other than termination by reason of the Employee's death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated, provided, however, failure to provide timely notification shall not affect the employment status of the Employee.

12. Confidential Information.

(a) Disclosure of Confidential Information. The Employee recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses ("Confidential Information"), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Employee. The Employee acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Employee will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Employee during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 12 shall survive the termination of the Employee's employment hereunder.

(b) The Employee affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

(c) In the event that the Employee's employment with the Company terminates for any reason, the Employee shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, the Employee shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

13. Section 409A.

The provisions of this Agreement are intended to comply with or are exempt from Section 409A of the Code ("Section 409A") and the related Treasury Regulations and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions necessary, appropriate or desirable to avoid imposition of any additional tax under Section 409A or income recognition prior to actual payment to the Employee under this Agreement.

It is intended that any expense reimbursement made under this Agreement shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made under this Agreement shall be determined to be "deferred compensation" subject to Section 409A ("Deferred Compensation"), then (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (provided that this clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect) and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.

With respect to the time of payments of any amount under this Agreement that is Deferred Compensation, references in the Agreement to "termination of employment" and substantially similar phrases, including a termination of employment due to the Employee's Disability, shall mean "Separation from Service" from the Company within the meaning of Section 409A (determined after applying the presumptions set forth in Treasury Regulation Section 1.409A-1(h)(1)). Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the "short-term deferral" rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the "short-term deferral" rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if the Employee is a "specified employee" within the meaning of Section 409A at the time of the Employee's termination, then only that portion of the severance and benefits payable to the Employee pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered Deferred Compensation (together, the "Deferred Separation Benefits"), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following the Employee's termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Separation Benefits in excess of the Section 409A Limit otherwise due to the Employee on or within the six (6) month period following the Employee's termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of the Employee's termination of employment. All subsequent Deferred Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Employee dies following termination but prior to the six (6) month anniversary of the Employee's termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Employee's death

and all other Deferred Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, "Section 409A Limit" shall mean a sum equal to (x) the amounts payable within the terms of the "short-term deferral" rule under Treasury Regulation Section 1.409A-1(b)(4) plus (y) the amount payable as "separation pay due to involuntary separation from service" under Treasury Regulation Section 1.409A-1(b)(9)(iii) equal to the lesser of two (2) times: (i) the Employee's annualized compensation from the Company based upon his annual rate of pay during the Employee's taxable year preceding his taxable year when his employment terminated, as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Employee's employment is terminated.

14. Miscellaneous.

(a) Neither the Employee nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Employee hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(b) During the Employment Period, the Company (i) shall indemnify and hold harmless the Employee and his heirs and representatives to the maximum extent provided by the laws of the State of Nevada and by Company's bylaws and (ii) shall cover the Employee under the Company's directors' and officers' liability insurance on the same basis as it covers other senior officers and directors of the Company.

(c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Employee's employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Employee and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g., Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada, and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Nevada for any disputes arising out of this Agreement, or the Employee's employment with the Company. The prevailing party in any dispute arising out of this Agreement shall be entitled to his or its reasonable attorney's fees and costs.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(i) The Employee represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which the Employee is a party.

(j) The Company represents and warrants to the Employee that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Employee and the Company have caused this Employee Employment Agreement to be executed as of the date first above written.

MARATHON DIGITAL HOLDINGS, INC.

By: [signature]
Name: Fred Thiel
Title: CEO
Date Signed: 12/22/21

EMPLOYEE

By: Ashu Swami
Name: Ashu Swami
Title: Chief Technology Officer
Date Signed: 12/22/2021